Exhibit 23.5

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) (File No. 333-109725) and related Prospectus of Lockheed Martin Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 8, 2002, with respect to the 2002 and 2001 consolidated financial statements of Jaycor, Inc. included in a Current Report (Form 8-K) of The Titan Corporation, filed with the Securities and Exchange Commission.

Ernst & Young LLP

San Diego, California

November 17, 2003